GE ANNOUNCES THIRD QUARTER 2020 RESULTS
Building momentum amidst still-difficult environment
•Total orders $15.5B, (31)%; organic orders (28)%
•Total revenues (GAAP) $19.4B, (17)%; Industrial organic revenues* $17.9B, (12)%
•Industrial profit margin (GAAP) of (7.2)%, (510) bps; adjusted Industrial profit margin* 5.6%, (440) bps
•Continuing EPS (GAAP) of $(0.13), including non-cash impairment charges in Steam Power and the impact of marking GE's investment in Baker Hughes to market; adjusted EPS* $0.06
•GE CFOA (GAAP) $90M; Industrial free cash flow* $514M

BOSTON — October 28, 2020 — GE (NYSE:GE) announced results today for the third quarter ending Sept. 30, 2020.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “I am proud of the GE team’s work in the third quarter to build momentum while continuing to protect the safety of our employees, serve our customers and communities, and preserve GE’s strengths. We are improving our profit and cash performance with organic margin expansion in every segment except Aviation, though orders more broadly remain under pressure."

Culp added, "We are managing through a still-difficult environment with better operational execution across our businesses, and we are on track with our cost and cash actions. While our work continues, GE’s transformation is accelerating, and we expect Industrial free cash flow to be at least $2.5 billion in the fourth quarter and positive in 2021. We remain focused on unlocking upside potential for the long term.”

GE continues to take action on its priorities:
•Strengthened operational execution, delivering sequential improvement in organic revenue growth, operating margins, and Industrial free cash flow* in all segments in the third quarter. GE has also realized 75% of its target of more than $2 billion of cost actions and more than $3 billion of cash actions in 2020.
•Reduced debt by $11.7 billion year to date, including $8.1 billion in GE Industrial debt and $3.6 billion in GE Capital debt. GE also reduced debt by $2.6 billion in the third quarter.
•Continued to mark new innovation and technology milestones, including:
◦Gas Power is supplying the first purpose-built hydrogen-burning power plant in the U.S. with 7HA.02 turbines, which can transition to 100% hydrogen over time. GE-Hitachi Nuclear Energy and TerraPower also won U.S. Department of Energy funding for their NatriumTM sodium-fast reactor.
◦Renewable Energy launched the uprated 13-megawatt Haliade-X offshore wind turbine to power what will become the world’s largest offshore wind farm, at Dogger Bank.
◦The U.S. Federal Aviation Administration (FAA) certified Aviation's GE9X engine, the world’s most powerful commercial aircraft engine and designed to be the most fuel-efficient GE has ever built.
◦Healthcare introduced several AI-enhanced Healthcare solutions, including its Vivid Ultra Edition cardiovascular ultrasound. It also more than quintupled production capacity for the CARESCAPE R860 ventilator this year and partnered with Ford to deliver 50,000 Airon-licensed ventilators.
•Launched $3 billion aviation leasing investment venture with PIMCO, providing financing to help airlines upgrade their fleets with new and young fuel-efficient aircraft at a critical time for the industry.
•Announced it will pursue an exit from the new build coal power market1 and continue to focus on and invest in its core renewable energy and power generation businesses.
•Set new goal of carbon neutrality in its own operations by 2030 after achieving 2020 greenhouse gas emissions target one year ahead of schedule.
* Non-GAAP Financial Measure
1 Subject to applicable consultation requirements

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 9-14 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars and diluted	2020	2019	Year on Year	2020	2019	Year on Year
GAAP Metrics
GE Cash from Operating Activities (GE CFOA)	$90	$1,144	(92)%	$(3,175)	$77	U
Continuing EPS	(0.13)	(0.15)	13%	0.32	(0.08)	F
Net EPS	(0.14)	(1.08)	87%	0.30	(0.69)	F
Total Revenues	19,417	23,360	(17)%	57,690	68,976	(16)%
GE Industrial Profit Margin	(7.2)%	(2.1)%	(510) bps	8.3%	0.4%	790 bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$514	$650	(21)%	$(3,761)	$(1,562)	U
Adjusted EPS-a)	0.06	0.15	(60)%	(0.04)	0.43	U
GE Industrial Organic Revenues	17,877	20,410	(12)%	53,129	60,811	(13)%
Adjusted GE Industrial Profit-b)	1,001	2,147	(53)%	1,576	5,976	(74)%
Adjusted GE Industrial Profit Margin-b)	5.6%	10.0%	(440) bps	3.0%	9.4%	(640) bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, Steam asset impairments, goodwill impairments and U.S. tax reform
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), Steam asset impairments, goodwill impairments and restructuring & other charges

In the third quarter:

•GE Capital completed its annual Insurance premium deficiency test, which resulted in a small positive margin, above current reserve levels, and did not impact earnings. The team continues to actively manage this portfolio. Slightly favorable emerging claims experience and premium rate increases more than offset a continued decline in market interest rates that resulted in a lower discount rate.

•GE recognized non-cash pre-tax impairment charges of $0.4 billion related to property, plant & equipment and intangible assets at our Steam business within its Power segment due to its recent announcement to exit the new build coal power market. This was a $(0.04) impact to continuing EPS (GAAP).

•GECAS conducted its annual portfolio impairment review, which incorporates third-party appraisal data and updates to all cash flow assumptions. This resulted in a pre-tax impairment of $0.2 billion.

•As previously reported, GE has been cooperating with the staff of the SEC on its investigation of legacy matters related to long-term service agreements, GE Capital’s run-off insurance operations, and the goodwill impairment charge in 2018 related to GE’s Power business. GE has recorded a reserve of $100 million as of September 30, 2020, related to the investigation in its entirety, encompassing all matters that are under investigation.

Finally, as previously reported, GE launched a program in the third quarter to fully monetize its Baker Hughes position over approximately three years. Consistent with the program’s design, GE received initial proceeds of approximately $0.4 billion in October 2020.

* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended September 30			Nine months ended September 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$3,388	$3,864	(12)%	$10,370	$12,442	(17)%
Revenues	4,025	3,926	3%	12,206	13,224	(8)%
Segment Profit/(Loss)	150	(144)	F	(19)	84	U
Segment Profit/(Loss) Margin	3.7%	(3.7)%	740 bps	(0.2)%	0.6%	(80) bps
Orders of $3.4 billion were down 12% reported and organically, primarily due to decreases in Gas Power equipment and services. Orders included 15 gas turbines, including three HA units and two aeroderivative units. Revenues of $4.0 billion increased 3% reported and organically*, with Gas Power up 7% organically* and Power Portfolio down 7% organically*. Segment profit of $0.1 billion was up by $0.3 billion, largely due to higher Gas Power equipment revenues and better equipment project execution, as well as improved cost productivity across Gas Power and Power Portfolio. Gas Power fixed costs* were down $0.1 billion, or 16% versus prior year and 5% sequentially.

Renewable Energy

	Three months ended September 30			Nine months ended September 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$3,981	$5,016	(21)%	$10,036	$12,204	(18)%
Revenues	4,525	4,425	2%	11,224	10,590	6%
Segment Profit/(Loss)	5	(98)	F	(493)	(469)	(5)%
Segment Profit/(Loss) Margin	0.1%	(2.2)%	230 bps	(4.4)%	(4.4)%	—
Orders of $4.0 billion were down 21% reported and 18% organically, primarily due to the nonrecurrence of the Offshore EDF project and lower repower orders at Onshore Wind. Revenues of $4.5 billion were up 2% reported and 4% organically*, mainly driven by Onshore Wind, with new unit turbine deliveries of 1,170 and repower kit deliveries of 300. Segment profit was up by $0.1 billion, primarily driven by improved pricing and cost deflation at Onshore Wind and cost reduction measures, partially offset by the product mix of Onshore Wind deliveries.

Aviation

	Three months ended September 30			Nine months ended September 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$4,072	$8,796	(54)%	$15,259	$26,074	(41)%
Revenues	4,919	8,109	(39)%	16,196	23,940	(32)%
Segment Profit/(Loss)	356	1,718	(79)%	681	4,764	(86)%
Segment Profit/(Loss) Margin	7.2%	21.2%	(1,400) bps	4.2%	19.9%	(1,570) bps
Orders of $4.1 billion were down 54% reported and 53% organically with declines of approximately 60% in both Commercial Engines and Services. Revenues of $4.9 billion were down 39% reported and organically*, with equipment down driven by 385 fewer engine sales year over year, including sales of 172 LEAP-1A and -1B units down 283 from last year. Services revenues were also down, primarily due to lower commercial spare part shipments and decreased shop visits, but military revenues increased. Segment profit of $0.4 billion was down $1.4 billion, primarily due to lower volume on commercial spare part and commercial spare engine shipments, and decreased shop visits in service agreements. Decremental margins improved sequentially from 59% to 43%, primarily from lower Commercial Services charges and continued cost actions realization.

* Non-GAAP Financial Measure

Healthcare

	Three months ended September 30			Nine months ended September 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$4,125	$5,141	(20)%	$13,662	$15,276	(11)%
Revenues	4,565	4,923	(7)%	13,185	14,540	(9)%
Segment Profit/(Loss)	765	974	(21)%	2,212	2,714	(18)%
Segment Profit/(Loss) Margin	16.8%	19.8%	(300) bps	16.8%	18.7%	(190) bps
Orders of $4.1 billion were down 20% reported and down 4% organically, with the difference largely due to the disposition of BioPharma. Healthcare Systems was down 5% organically mainly due to lower equipment demand, and Pharmaceutical Diagnostics was down 2% organically. Revenues of $4.6 billion were down 7% reported and up 10% organically*, primarily driven by $0.3 billion related to delivering the remaining ventilators ordered by the U.S. Department of Health and Human Services as well as strong delivery of COVID-19-related product backlog, partially offset by a decrease in Pharmaceutical Diagnostics. Segment profit of $0.8 billion was down 21% reported and up 30% organically*, primarily due to cost reductions, productivity, and increases in Healthcare Systems volume.

GE Capital

	Three months ended September 30			Nine months ended September 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Capital continuing operations	$(52)	$(645)	92%	$(1,558)	$(599)	U
Discontinued operations	(26)	(18)	(44)%	(173)	255	U
GE Capital Earnings	$(78)	$(663)	88%	$(1,731)	$(344)	U

(in billions)	September 30, 2020	December 31, 2019	Variance
GE Capital continuing operations assets	$112.9	$117.5	$(4.6)
Continuing operations generated a loss of $0.1 billion in the quarter, an improvement of $0.6 billion primarily due to the nonrecurrence of a $1.0 billion pre-tax charge identified through the completion of our 2019 annual insurance premium deficiency review. Continuing operations was also driven by higher tax benefits and lower excess interest costs, partially offset by volume declines, lower gains and higher mark-to-market effects and impairments, including on the GECAS portfolio as a result of COVID-19 and related market impacts. GE Capital continuing operations ended the quarter with $113 billion of assets, including $15 billion of liquidity.

GE Capital completed its annual Insurance U.S. GAAP premium deficiency test in the quarter, which resulted in a small positive margin, above current reserve levels, and did not impact earnings. The team continues to actively manage this portfolio. Slightly favorable emerging claims experience and premium rate increases more than offset a continued decline in market interest rates that resulted in a lower discount rate.

As previously shared, in the fourth quarter, GE will provide parent funding to GE Capital of approximately $2 billion, in line with required annual insurance statutory funding for 2020. Parent support levels are determined by looking across various metrics, including our internal economic capital framework. In 2021, we expect an additional contribution from GE to GE Capital to meet its existing insurance statutory funding requirement of approximately $2 billion. In light of the uncertain environment, further contributions depend on GE Capital’s performance, including GECAS operations and the Insurance statutory cash flow test results. GE Capital remains committed to achieving a debt-to-equity target of less than 4x over time.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			GE Capital
Three months ended September 30	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$17,876	$21,504	(17)%	$17,918	$21,519	(17)%	$12	$22	(45)%
GE Capital revenues from services	1,541	1,856		—	—		1,669	2,075
Total revenues	19,417	23,360	(17)%	17,918	21,519	(17)%	1,681	2,097	(20)%

Cost of sales	15,275	17,328		14,684	16,860		645	527
Selling, general and administrative expenses	3,227	3,293		3,106	3,172		178	199
Interest and other financial charges	745	1,279		313	791		486	590
Insurance liabilities and annuity benefits	624	1,463		—	—		635	1,469
Goodwill impairments	—	740		—	740		—	—
Non-operating benefit costs	605	565		603	562		2	3
Other costs and expenses	84	99		—	4		98	103
Total costs and expenses	20,561	24,767	(17)%	18,705	22,128	(15)%	2,045	2,890	(29)%

Other income	(517)	158		(509)	153		—	—
GE Capital earnings (loss) from continuing operations	—	—		(52)	(645)		—	—

Earnings (loss) from continuing operations before income taxes	(1,660)	(1,249)	(33)%	(1,348)	(1,101)	(22)%	(364)	(793)	54%
Benefit (provision) for income taxes	501	(41)		143	(229)		357	188
Earnings (loss) from continuing operations	(1,160)	(1,290)	10%	(1,205)	(1,330)	9%	(6)	(604)	99%
Earnings (loss) from discontinued operations, net of taxes	(35)	(8,093)		(35)	(8,093)		(26)	(18)
Net earnings (loss)	(1,195)	(9,383)	87%	(1,241)	(9,423)	87%	(32)	(623)	95%
Less net earnings (loss) attributable to noncontrolling interests	(51)	40		(51)	41		—	(2)
Net earnings (loss) attributable to the Company	(1,144)	(9,423)	88%	(1,190)	(9,465)	87%	(32)	(621)	95%
Preferred stock dividends	(46)	(42)		—	—		(46)	(42)
Net earnings (loss) attributable to GE common shareholders	$(1,190)	$(9,465)	87%	$(1,190)	$(9,465)	87%	$(78)	$(663)	88%
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$(1,160)	$(1,290)	10%	$(1,205)	$(1,330)	9%	$(6)	$(604)	99%
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(51)	(7)		(51)	(5)		—	(2)
Earnings (loss) from continuing operations attributable to the Company	(1,109)	(1,283)	14%	(1,155)	(1,325)	13%	(6)	(603)	99%
Preferred stock dividends	(46)	(42)		—	—		(46)	(42)
Earnings (loss) from continuing operations attributable to GE common shareholders	(1,155)	(1,325)	13%	(1,155)	(1,325)	13%	(52)	(645)	92%
Earnings (loss) from discontinued operations, net of taxes	(35)	(8,093)		(35)	(8,093)		(26)	(18)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	—	46		—	46		—	—
Net earnings (loss) attributable to GE common shareholders	$(1,190)	$(9,465)	87%	$(1,190)	$(9,465)	87%	$(78)	$(663)	88%
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.13)	$(0.15)	13%
Basic earnings (loss) per share	$(0.13)	$(0.15)	13%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.14)	$(1.08)	87%
Basic earnings (loss) per share	$(0.14)	$(1.08)	87%
Total average equivalent shares
Diluted	8,756	8,730	—%
Basic	8,756	8,730	—%
Dividends declared per common share	$0.01	$0.01	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			GE Capital
Nine months ended September 30	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$52,750	$63,132	(16)%	$52,828	$63,259	(16)%	$49	$56	(13)%
GE Capital revenues from services	4,940	5,845		—	—		5,400	6,589
Total revenues	57,690	68,976	(16)%	52,828	63,259	(16)%	5,449	6,645	(18)%

Cost of sales	46,054	50,949		44,138	49,605		2,043	1,552
Selling, general and administrative expenses	9,371	10,120		9,034	9,734		543	677
Interest and other financial charges	2,536	3,272		1,079	1,693		1,647	1,913
Insurance liabilities and annuity benefits	1,824	2,712		—	—		1,866	2,771
Goodwill impairments	1,717	1,484		877	1,484		839	—
Non-operating benefit costs	1,821	1,694		1,815	1,684		7	10
Other costs and expenses	322	337		—	—		395	380
Total costs and expenses	63,645	70,568	(10)%	56,943	64,201	(11)%	7,340	7,303	1%

Other income	8,430	1,170		8,481	1,177		—	—
GE Capital earnings (loss) from continuing operations	—	—		(1,558)	(599)		—	—

Earnings (loss) from continuing operations before income taxes	2,476	(422)	F	2,808	(363)	F	(1,890)	(658)	U
Benefit (provision) for income taxes	637	1		22	(327)		614	327
Earnings (loss) from continuing operations	3,113	(421)	F	2,830	(690)	F	(1,276)	(331)	U
Earnings (loss) from discontinued operations, net of taxes	(206)	(5,212)		(206)	(5,212)		(173)	255
Net earnings (loss)	2,907	(5,634)	F	2,624	(5,902)	F	(1,449)	(76)	U
Less net earnings (loss) attributable to noncontrolling interests	(161)	73		(163)	75		2	(2)
Net earnings (loss) attributable to the Company	3,068	(5,707)	F	2,787	(5,977)	F	(1,451)	(74)	U
Preferred stock dividends	(280)	(270)		—	—		(280)	(270)
Net earnings (loss) attributable to GE common shareholders	$2,787	$(5,977)	F	$2,787	$(5,977)	F	$(1,731)	$(344)	U
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$3,113	$(421)	F	$2,830	$(690)	F	$(1,276)	$(331)	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(159)	16		(161)	17		2	(2)
Earnings (loss) from continuing operations attributable to the Company	3,271	(437)	F	2,991	(707)	F	(1,278)	(329)	U
Preferred stock dividends	(280)	(270)		—	—		(280)	(270)
Earnings (loss) from continuing operations attributable to GE common shareholders	2,991	(707)	F	2,991	(707)	F	(1,558)	(599)	U
Earnings (loss) from discontinued operations, net of taxes	(206)	(5,212)		(206)	(5,212)		(173)	255
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	(2)	58		(2)	58		—	—
Net earnings (loss) attributable to GE common shareholders	$2,787	$(5,977)	F	$2,787	$(5,977)	F	$(1,731)	$(344)	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.32	$(0.08)	F
Basic earnings (loss) per share	$0.32	$(0.08)	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.30	$(0.69)	F
Basic earnings (loss) per share	$0.30	$(0.69)	F
Total average equivalent shares
Diluted	8,755	8,721	—%
Basic	8,749	8,721	—%
Dividends declared per common share	$0.03	$0.03	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF REPORTABLE SEGMENTS (UNAUDITED)
	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Power	$4,025	$3,926	3%	$12,206	$13,224	(8)%
Renewable Energy	4,525	4,425	2%	11,224	10,590	6%
Aviation	4,919	8,109	(39)%	16,196	23,940	(32)%
Healthcare	4,565	4,923	(7)%	13,185	14,540	(9)%
Capital	1,681	2,097	(20)%	5,449	6,645	(18)%
Total segment revenues(a)	19,716	23,480	(16)%	58,260	68,938	(15)%
Corporate items and eliminations	(299)	(120)	(149)%	(570)	39	U
Consolidated revenues	$19,417	$23,360	(17)%	$57,690	$68,976	(16)%

Power	$150	$(144)	F	$(19)	$84	U
Renewable Energy	5	(98)	F	(493)	(469)	(5)%
Aviation	356	1,718	(79)%	681	4,764	(86)%
Healthcare	765	974	(21)%	2,212	2,714	(18)%
Capital	(52)	(645)	92%	(1,558)	(599)	U
Total segment profit (loss)(a)	1,224	1,806	(32)%	823	6,493	(87)%
Corporate items and eliminations	(1,606)	(808)	(99)%	5,917	(2,013)	F
GE goodwill impairments	—	(740)	F	(877)	(1,484)	41%
GE interest and other financial charges	(313)	(791)	60%	(1,079)	(1,693)	36%
GE non-operating benefit costs	(603)	(562)	(7)%	(1,815)	(1,684)	(8)%
GE benefit (provision) for income taxes	143	(229)	F	22	(327)	F
Earnings (loss) from continuing operations attributable to GE common shareholders	(1,155)	(1,325)	13%	2,991	(707)	F
Earnings (loss) from discontinued operations, net of taxes	(35)	(8,093)	F	(206)	(5,212)	96%
Less net earnings attributable to noncontrolling interests, discontinued operations	—	46	U	(2)	58	U
Earnings (loss) from discontinued operations, net of tax and noncontrolling interest	(35)	(8,140)	F	(204)	(5,270)	96%
Consolidated net earnings (loss) attributable to the GE common shareholders	$(1,190)	$(9,465)	87%	$2,787	$(5,977)	F
(a)Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		GE Capital
	September 30,	December 31,	September 30,	December 31,	September 30,	December 31,
(In billions)	2020	2019	2020	2019	2020	2019

Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$86.0	$84.9	$29.5	$27.6	$56.5	$57.3
Current receivables	17.3	16.8	13.2	13.9	—	—
Financing receivables – net	3.0	3.1	—	—	7.4	7.0
Inventories	14.9	14.1	14.9	14.1	—	—
Property, plant & equipment - net	44.8	46.2	16.4	17.4	29.6	29.9
Receivable from GE Capital(e)(f)	—	—	19.4	19.1	—	—
Investment in GE Capital	—	—	13.5	15.3	—	—
Goodwill & intangible assets	35.2	37.4	35.0	36.4	0.1	1.0
Contract assets and other deferred assets	15.6	16.8	15.6	16.8	—	—
Other assets	33.8	33.5	17.7	16.6	19.3	22.1
Assets of businesses held for sale	—	9.1	—	8.6	—	0.2
Assets of discontinued operations	3.6	4.1	0.2	0.2	3.4	3.9
Total assets	$254.3	$266.0	$175.4	$186.1	$116.4	$121.5

Borrowings(d)(f)	$79.5	$90.9	$20.1	$20.7	$36.0	$39.9
Borrowings assumed by GE(e)	—	—	24.1	31.4	19.4	19.1
Insurance liabilities and annuity benefits	41.5	39.8	—	—	41.9	40.2
Non-current compensation and benefits	30.8	31.7	30.4	31.2	0.4	0.5
Other liabilities	67.5	71.9	66.0	71.4	4.8	6.2
Liabilities of businesses held for sale	—	1.7	—	1.6	—	0.1
Liabilities of discontinued operations	0.3	0.2	0.2	0.1	0.1	0.1
GE shareholders' equity	33.3	28.3	33.3	28.3	13.5	15.3
Noncontrolling interests	1.5	1.5	1.4	1.4	0.2	0.1
Total liabilities and equity	$254.3	$266.0	$175.4	$186.1	$116.4	$121.5
(a)Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
(b)GE Capital cash, cash equivalents and restricted cash totaled $14.8 billion at September 30, 2020, including $0.9 billion which was subject to regulatory restrictions, primarily in insurance entities. Under the terms of an agreement between GE Capital and GE, GE Capital has the right to compel GE to borrow under the $15.0 billion unused back-up revolving syndicated credit facility. Under this agreement, GE would transfer the proceeds to GE Capital as intercompany loans, which would be subject to the same terms and conditions as those between GE and the lending banks. GE Capital has not exercised this right.
(c)Balance included consolidated restricted cash of $0.8 billion and $0.6 billion at September 30, 2020 and December 31, 2019, respectively. GE restricted cash was $0.8 billion and $0.5 billion at September 30, 2020 and December 31, 2019, respectively, and GE Capital restricted cash was insignificant and $0.1 billion at September 30, 2020 and December 31, 2019, respectively.
(d)GE borrowings includes commercial paper of zero and $3.0 billion at September 30, 2020 and December 31, 2019, respectively. GE Capital borrowings has no commercial paper at both September 30, 2020 and December 31, 2019, respectively.
(e)At September 30, 2020, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $24.1 billion, for which GE has an offsetting receivable from GE Capital of $19.4 billion. The difference of $4.7 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.
(f)At September 30, 2020, total GE borrowings is comprised of GE-issued borrowings of $20.1 billion and the $4.7 billion of borrowings from GE Capital as described in note (e) above for a total of $24.9 billion.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; Gas Power organic revenues; and Power Portfolio organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (4) cash flows, specifically GE Industrial free cash flows (FCF) and (5) debt balances, specifically GE Industrial net debt.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended September 30	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$4,025	$3,926	3%	$150	$(144)	F	3.7%	(3.7)%	7.4pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	25		—	4
Less: foreign currency effect	—	—		(5)	—
Power organic (Non-GAAP)	$4,026	$3,901	3%	$155	$(147)	F	3.8%	(3.8)%	7.6pts

Renewable Energy (GAAP)	$4,525	$4,425	2%	$5	$(98)	F	0.1%	(2.2)%	2.3pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	37		—	(7)
Less: foreign currency effect	(32)	—		(2)	—
Renewable Energy organic (Non-GAAP)	$4,558	$4,388	4%	$7	$(91)	F	0.2%	(2.1)%	2.3pts

Aviation (GAAP)	$4,919	$8,109	(39)%	$356	$1,718	(79)%	7.2%	21.2%	(14)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	73		—	1
Less: foreign currency effect	6	—		(5)	—
Aviation organic (Non-GAAP)	$4,913	$8,036	(39)%	$361	$1,717	(79)%	7.3%	21.4%	(14.1)pts

Healthcare (GAAP)	$4,565	$4,923	(7)%	$765	$974	(21)%	16.8%	19.8%	(3)pts
Less: acquisitions	14	—		(6)	—
Less: business dispositions	21	825		(2)	373
Less: foreign currency effect	10	—		(8)	—
Healthcare organic (Non-GAAP)	$4,519	$4,098	10%	$781	$601	30%	17.3%	14.7%	2.6pts

	Revenues			Segment profit (loss)			Profit margin
Nine months ended September 30	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$12,206	$13,224	(8)%	$(19)	$84	U	(0.2)%	0.6%	(0.8)pts
Less: acquisitions	19	19		(3)	(2)
Less: business dispositions	15	81		2	4
Less: foreign currency effect	(111)	—		16	—
Power organic (Non-GAAP)	$12,283	$13,124	(6)%	$(34)	$83	U	(0.3)%	0.6%	(0.9)pts

Renewable Energy (GAAP)	$11,224	$10,590	6%	$(493)	$(469)	(5)%	(4.4)%	(4.4)%	—pts
Less: acquisitions	—	—		—	—
Less: business dispositions	8	60		—	(7)
Less: foreign currency effect	(230)	—		21	—
Renewable Energy organic (Non-GAAP)	$11,445	$10,530	9%	$(513)	$(462)	(11)%	(4.5)%	(4.4)%	(0.1)pts

Aviation (GAAP)	$16,196	$23,940	(32)%	$681	$4,764	(86)%	4.2%	19.9%	(15.7)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	13	299		(2)	16
Less: foreign currency effect	(1)	—		2	—
Aviation organic (Non-GAAP)	$16,184	$23,640	(32)%	$681	$4,748	(86)%	4.2%	20.1%	(15.9)pts

Healthcare (GAAP)	$13,185	$14,540	(9)%	$2,212	$2,714	(18)%	16.8%	18.7%	(1.9)pts
Less: acquisitions	36	21		(17)	(4)
Less: business dispositions	21	1,656		(2)	702
Less: foreign currency effect	(114)	—		(28)	—
Healthcare organic (Non-GAAP)	$13,243	$12,863	3%	$2,259	$2,015	12%	17.1%	15.7%	1.4pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Gas Power revenues (GAAP)	$2,940	$2,732	8%	$8,876	$9,242	(4)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	1		—	3
Less: foreign currency effect	5	—		(25)	—
Gas Power organic revenues (Non-GAAP)	$2,935	$2,732	7%	$8,902	$9,239	(4)%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Power Portfolio revenues (GAAP)	$1,085	$1,194	(9)%	$3,330	$3,982	(16)%
Less: acquisitions	—	—		19	19
Less: business dispositions	—	24		15	78
Less: foreign currency effect	(5)	—		(86)	—
Power Portfolio organic revenues (Non-GAAP)	$1,090	$1,169	(7)%	$3,381	$3,885	(13)%

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

GE Industrial revenues (GAAP)	$17,918	$21,519	(17)%	$52,828	$63,259	(16)%
Less: acquisitions	35	6		103	45
Less: business dispositions	21	1,104		58	2,403
Less: foreign currency effect	(15)	—		(461)	—
GE Industrial organic revenues (Non-GAAP)	$17,877	$20,410	(12)%	$53,129	$60,811	(13)%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended			Three months ended
(Dollars in millions)	September 30, 2020	September 30, 2019	V%	September 30, 2020	June 30, 2020	V%

Gas Power total costs and expenses (GAAP)	$2,807	$2,820	—%	$2,807	$3,027	(7)%
Less: Gas Power variable costs	2,166	2,058		2,166	2,353
Gas Power Fixed Costs (Non-GAAP)	$641	$761	(16)%	$641	$674	(5)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume. Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended September 30		Nine months ended September 30
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (Dollars in millions)	2020	2019	2020	2019

GE total revenues (GAAP)	$17,918	$21,519	$52,828	$63,259

Costs
GE total costs and expenses (GAAP)	$18,705	$22,128	$56,943	$64,201
Less: GE interest and other financial charges	313	791	1,079	1,693
Less: non-operating benefit costs	603	562	1,815	1,684
Less: restructuring & other	326	322	967	933
Less: Steam asset impairments	363	—	363	—
Less: goodwill impairments	—	740	728	1,484
Add: noncontrolling interests	(51)	(5)	(161)	17
Adjusted GE Industrial costs (Non-GAAP)	$17,049	$19,708	$51,829	$58,423

Other Income
GE other income (GAAP)	$(509)	$153	$8,481	$1,177
Less: unrealized gains (losses)	(760)	(86)	(4,728)	(125)
Less: restructuring & other	—	—	—	9
Less: gains (losses) and impairments for disposed or held for sale businesses	119	(97)	12,632	153
Adjusted GE other income (Non-GAAP)	$132	$336	$577	$1,140

GE Industrial profit (GAAP)	$(1,296)	$(456)	$4,366	$236
GE Industrial profit margin (GAAP)	(7.2)%	(2.1)%	8.3%	0.4%

Adjusted GE Industrial profit (Non-GAAP)	$1,001	$2,147	$1,576	$5,976
Adjusted GE Industrial profit margin (Non-GAAP)	5.6%	10.0%	3.0%	9.4%

We believe these measures are meaningful because they increase the comparability of period-to-period results.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(1,155)	$(1,325)	13%	$2,984	$(707)	F
Add: Accretion of redeemable noncontrolling interests (RNCI)	(6)	—		(141)	—
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(52)	(645)		(1,558)	(599)
GE Industrial earnings (loss) (Non-GAAP)	$(1,109)	$(680)	(63)%	$4,401	$(108)	F
Non-operating benefits costs (pre-tax) (GAAP)	(603)	(562)		(1,815)	(1,684)
Tax effect on non-operating benefit costs	127	118		381	354
Less: non-operating benefit costs (net of tax)	(476)	(444)		(1,434)	(1,331)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	119	(97)		12,632	153
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	(35)	(34)		(1,270)	3
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	84	(130)		11,362	156
Restructuring & other (pre-tax)	(326)	(322)		(967)	(924)
Tax effect on restructuring & other	47	68		181	222
Less: restructuring & other (net of tax)	(279)	(254)		(786)	(702)
Steam asset impairments (pre-tax)	(363)	—		(363)	—
Tax effect on Steam asset impairments	37	—		37	—
Less: Steam asset impairments (net of tax)	(326)	—		(326)	—
Goodwill impairments (pre-tax)	—	(740)		(728)	(1,484)
Tax effect on goodwill impairments	—	—		(23)	(55)
Less: goodwill impairments (net of tax)	—	(740)		(751)	(1,539)
Unrealized gains (losses) (pre-tax)	(760)	(86)		(4,728)	(125)
Tax on unrealized gains (losses)	132	18		951	26
Less: unrealized gains (losses) (net of tax)	(628)	(68)		(3,777)	(98)
Debt extinguishment costs (pre-tax)	—	(255)		(63)	(255)
Tax effect on debt extinguishment costs	—	53		(13)	53
Less: debt extinguishment costs (net of tax)	—	(201)		(50)	(201)
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	—		—	(14)
Less: BioPharma deal expense (net of tax)	—	—		—	(14)
Accretion of RNCI (pre-tax)	(6)	—		(141)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	(6)	—		(141)	—
Less: GE Industrial U.S. tax reform enactment adjustment	(51)	—		(51)	(101)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$574	$1,158	(50)%	$355	$3,722	(90)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(52)	$(645)	92%	$(1,558)	$(599)	U
Insurance premium deficiency test charge (pre-tax)	—	(972)		—	(972)
Tax effect on insurance premium deficiency test charge	—	204		—	204
Less: Insurance premium deficiency test charge (net of tax)	—	(768)		—	(768)
Goodwill impairments (pre-tax)	—	—		(839)	—
Tax effect on goodwill impairments	—	—		3	—
Less: goodwill impairments (net of tax)	—	—		(836)	—
Debt extinguishment costs (pre-tax)	—	—		(143)	—
Tax effect on debt extinguishment costs	—	—		24	—
Less: debt extinguishment costs (net of tax)	—	—		(119)	—
Less: GE Capital U.S. tax reform enactment adjustment	2	—		2	99
Less: GE Capital tax benefit related to BioPharma sale	8	—		96	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(61)	$123	U	$(701)	$70	U

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$574	$1,158	(50)%	$355	$3,722	(90)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(61)	123	U	(701)	70	U
Adjusted earnings (loss) (Non-GAAP)	$513	$1,282	(60)%	$(346)	$3,792	U

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended September 30			Nine months ended September 30
(NON-GAAP)	2020	2019	V%	2020	2019	V%

Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.13)	$(0.15)	13%	$0.34	$(0.08)	F
Add: Accretion of redeemable noncontrolling interests (RNCI)	—	—		(0.02)	—
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.01)	(0.07)		(0.18)	(0.07)
GE Industrial EPS (Non-GAAP)	$(0.13)	$(0.08)	(63)%	$0.50	$(0.01)	F
Non-operating benefits costs (pre-tax) (GAAP)	(0.07)	(0.06)		(0.21)	(0.19)
Tax effect on non-operating benefit costs	0.01	0.01		0.04	0.04
Less: non-operating benefit costs (net of tax)	(0.05)	(0.05)		(0.16)	(0.15)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	0.01	(0.01)		1.44	0.02
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	—	—		(0.15)	—
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	0.01	(0.01)		1.30	0.02
Restructuring & other (pre-tax)	(0.04)	(0.04)		(0.11)	(0.11)
Tax effect on restructuring & other	0.01	0.01		0.02	0.03
Less: restructuring & other (net of tax)	(0.03)	(0.03)		(0.09)	(0.08)
Steam asset impairments (pre-tax)	(0.04)	—		(0.04)	—
Tax effect on Steam asset impairments	—	—		—	—
Less: Steam asset impairments (net of tax)	(0.04)	—		(0.04)	—
Goodwill impairments (pre-tax)	—	(0.08)		(0.08)	(0.17)
Tax effect on goodwill impairments	—	—		—	(0.01)
Less: goodwill impairments (net of tax)	—	(0.08)		(0.09)	(0.18)
Unrealized gains (losses) (pre-tax)	(0.09)	(0.01)		(0.54)	(0.01)
Tax on unrealized gains (losses)	0.02	—		0.11	—
Less: unrealized gains (losses) (net of tax)	(0.07)	(0.01)		(0.43)	(0.01)
Debt extinguishment costs (pre-tax)	—	(0.03)		(0.01)	(0.03)
Tax effect on debt extinguishment costs	—	0.01		—	0.01
Less: debt extinguishment costs (net of tax)	—	(0.02)		(0.01)	(0.02)
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	—		—	—
Less: BioPharma deal expense (net of tax)	—	—		—	—
Accretion of RNCI (pre-tax)	—	—		(0.02)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	—	—		(0.02)	—
Less: GE Industrial U.S. tax reform enactment adjustment	(0.01)	—		(0.01)	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$0.07	$0.13	(46)%	$0.04	$0.43	(91)%

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.01)	$(0.07)	86%	$(0.18)	$(0.07)	U
Insurance premium deficiency test charge (pre-tax)	—	(0.11)		—	(0.11)
Tax effect on insurance premium deficiency test charge	—	0.02		—	0.02
Less: Insurance premium deficiency test charge (net of tax)	—	(0.09)		—	(0.09)
Goodwill impairments (pre-tax)	—	—		(0.10)	—
Tax effect on goodwill impairments	—	—		—	—
Less: goodwill impairments (net of tax)	—	—		(0.10)	—
Debt extinguishment costs (pre-tax)	—	—		(0.02)	—
Tax effect on debt extinguishment costs	—	—		—	—
Less: debt extinguishment costs (net of tax)	—	—		(0.01)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		—	0.01
Less: GE Capital tax benefit related to BioPharma sale	—	—		0.01	—
Adjusted GE Capital EPS (Non-GAAP)	$(0.01)	$0.01	U	$(0.08)	$0.01	U

Adjusted GE Industrial EPS (Non-GAAP)	$0.07	$0.13	(46)%	$0.04	$0.43	(91)%
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.01)	0.01	U	(0.08)	0.01	U
Adjusted EPS (Non-GAAP)	$0.06	$0.15	(60)%	$(0.04)	$0.43	U
Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2020. We believe presenting Adjusted Industrial earnings* and Adjusted Industrial EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

GE INDUSTRIAL FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended September 30		Nine months ended September 30
(In millions)	2020	2019	2020	2019

GE CFOA (GAAP)	$90	$1,144	$(3,175)	$77
Add: gross additions to property, plant and equipment	(300)	(480)	(1,302)	(1,596)
Add: gross additions to internal-use software	(26)	(66)	(121)	(203)
Less: taxes related to business sales	(749)	(52)	(837)	(160)
GE Industrial free cash flows (Non-GAAP)	$514	$650	$(3,761)	$(1,562)

GE INDUSTRIAL FREE CASH FLOWS OUTLOOK (FCF) (NON-GAAP)
(In millions)	Three months ended December 31, 2020F

GE CFOA (GAAP)	$ 2,500+
Add: gross additions to property, plant and equipment	~(300)
Add: gross additions to internal-use software	—
Less: taxes related to business sales	~(300)
GE Industrial free cash flows (Non-GAAP)	$ 2,500+

We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

GE INDUSTRIAL NET DEBT (NON-GAAP) (In millions)	September 30, 2020	December 31, 2019

Total GE short- and long-term borrowings (GAAP)	$44,258	$52,059
Less: GE Capital short- and long-term debt assumed by GE	24,134	31,368
Add: intercompany loans from GE Capital	4,726	12,226
Total adjusted GE borrowings	$24,851	$32,917
Total pension and principal retiree benefit plan liabilities (pre-tax)(a)	27,773	27,773
Less: taxes at 21%	5,832	5,832
Total pension and principal retiree benefit plan liabilities (net of tax)	$21,941	$21,941
GE operating lease liabilities	3,117	3,369
GE preferred stock	5,871	5,738
Less: 50% of GE preferred stock	2,936	2,869
50% of preferred stock	$2,936	$2,869
Deduction for total GE cash, cash equivalents and restricted cash	(24,337)	(17,613)
Less: 25% of GE cash, cash equivalents and restricted cash	(6,084)	(4,403)
Deduction for 75% of GE cash, cash equivalents and restricted cash	$(18,252)	$(13,210)
Total GE Industrial net debt (Non-GAAP)	$34,592	$47,886

(a) Represents the total net deficit status of principal pension plans, other pension plans and retiree benefit plans at December 31, 2019. The funded status of our benefit plans is updated annually in the fourth quarter.

In this document we use GE Industrial net debt*, which is calculated based on rating agency methodologies. We are including the calculation of GE industrial net debt* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic, businesses' and governments' responses to the pandemic and of individual factors such as aviation passenger confidence on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;
•our inability to predict the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;
•changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position and businesses;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;
•further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;
•GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations and discontinued operations, the amount and timing of required capital contributions to the insurance operations and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets, including through GECAS to the aviation sector and adverse impacts related to COVID-19;
•our success in executing and completing asset dispositions or other transactions, including our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions and the expected proceeds and benefits to GE;
•global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other customer dynamics such as early aircraft retirements, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including our ability to improve the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;
•our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;
•the impact of actual or potential failures of our products or third-party products with which our products are integrated, such as the fleet grounding of the Boeing 737 MAX, and the timing of its return to service and return to delivery, and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches; and
•the other factors that are described in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and of our Annual Report on Form 10-K for the year ended December 31, 2019, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Benefits

GE reserves the right to terminate, amend, suspend, replace or modify its benefit plans and programs at any time and for any reason, in its sole discretion. No individual has a vested right to any benefit under a plan or program described or referenced in this document.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com